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                                   EXHIBIT 1

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                                                April 5, 1995

J.L.B. Equities, Inc.
3010 Westchester Avenue
Purchase, N.Y. 10577

Gentlemen:

        Omnimax, Inc. is indebted to you in a sum in excess of $175,000 as the unpaid balance of loans hereto made by you to Omnimax, Inc. Among other things, Abraham J. Salaman guaranteed repayment of said loan. In full payment and satisfaction of the indebtedness of Omnimax, Inc. to you and of the liability of Abraham J. Salaman as guarantor thereof, we are causing to be transferred to you by Lynn Dixon, 70,000 shares of common stock of Cityscape Financial Corp.

        By affixing his signature below, Lynn Dixon confirms the foregoing and that such transfer is being made by him for and on behalf of Omnimax, Inc. and Abraham J. Salaman and that he has no claim whatsoever against you with respect to such transfer of the 70,000 shares.

                                                Very truly yours,

                                                OMNIMAX, INC.

                                                By: /s/ Abraham J. Salaman
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                                                    Abraham J. Salaman

The above is confirmed:

/s/ Lynn Dixon
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Lynn Dixon